Exhibit (p)(35)

Exhibit C

PALISADE CAPITAL MANAGEMENT, L.L.C.

CODE OF ETHICS

Amended February 2014

Code of Ethics

STATEMENT OF GENERAL PRINCIPLES

•	All Access Persons, as defined below, shall conduct their personal investment activities in a manner consistent with the following general fiduciary principles:

1.	At all times place the interests of the clients of Palisade Capital Management, L.L.C. (“Palisade” or the “Firm”) first.

2.	Access Persons may not use material non-public information to benefit themselves or others, including clients. “Material non-public information” relates not only to issuers but also to Palisade’s securities recommendations and client securities holdings and transactions.

3.	All personal securities transactions shall be conducted so as to avoid any actual or potential conflict of interest or any abuse of a position of trust or responsibility.

4.	Access Persons shall not take inappropriate advantage of their positions.

5.	Information concerning the identity of security holdings and financial circumstances of clients is confidential.

6.	Independence in the investment decision-making process is paramount.

•	These general principles will be applied to every transaction covered by this Code of Ethics to maintain high standards of conduct and the confidence of our clients. Consequently, mere technical compliance with the rules and guidelines contained herein may nonetheless require compliance personnel to take action where they perceive even an appearance of improper conduct.

•	“Clients” include every entity, fund, organization or individual for which Palisade contractually serves as an investment adviser.

•	Access persons must comply with all federal securities laws.

COVERED PERSONS

•	Access Persons: Includes all Palisade Principals and employees. Consultants, temporary workers, and summer interns retained/employed by Palisade having access to confidential client portfolio holdings information (or securities under consideration for client purchase) are also Access Persons hereunder.

ALL PALISADE EMPLOYEES ARE ACCESS PERSONS AND ARE COVERED BY THIS CODE OF ETHICS.

COVERED ACCOUNTS

The following types of accounts are considered to be “Covered Accounts” under this Code of Ethics and are subject to the provisions set forth herein. All Covered Accounts must be disclosed to Palisade’s Compliance Department (i) for new Palisade employees, upon such Access Person’s commencement of employment with the Firm, or (ii) for existing Firm employees, prior to the funding of any new Covered Account.

Note: Covered Accounts may only be opened at brokerages that provide electronic trade confirmation / periodic statement delivery to the Compliance 11 system. The Firm reserves the right to reject the approval of any Covered Account that cannot provide such electronic reporting.

1.	Personal accounts of all Access Persons.

2.	Any account in which an Access Person has any “direct or indirect beneficial interest” including:

•	Accounts in which the Access Person is a beneficiary.

•	Accounts owned or controlled by an Access Person’s “immediate family member” if (1) the immediate family member lives in the same house or (2) the immediate family member is financially supported by the Access Person.

•	“Immediate family members” include the Access Person’s spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter- in-law, brother-in-law, or sister-in-law, as well as adoptive relationships.

•	Accounts from which the Access Person derives an indirect pecuniary interest.

Examples:

A.	A general partner’s interest in the portfolio securities held by a partnership.

B.	A person’s right to a dividend that is separated or separable from the underlying securities.

3.	Any account of non-clients that that the Access Person manages (including, in certain circumstances, by acting as trustee) or to which the Access Person gives investment or voting advice.

4.	Any account owned by a trust in which an Access Person has an interest (including by acting as a trustee or for which the Access Person or an Access Person’s “immediate family member” is a beneficiary. This rule does not require that the Access Person’s “immediate family member” reside in the Access Person’s household; the family relationship itself is sufficient.

5.	Any investment partnership or similar entity where any Access Persons and/or Access Person’s “immediate family member” has a substantial proportionate economic interest in the vehicle (generally 10% of the equity in the vehicle in which only one Access Person has an interest and 25% of the equity in the vehicle if more than one Access Person has an interest). The threshold may be higher for a “start-up” vehicle, depending upon the circumstances, as determined by Palisade’s Chief Compliance Officer.

SECURITIES COVERED BY THE CODE OF ETHICS

TYPES OF SECURITIES COVERED BY THE CODE OF ETHICS (“COVERED SECURITIES”)

•	Unless excluded under “Types of Securities Not Covered by the Code of Ethics” below, all equity and debt securities, including but not limited to, Common Stocks, Preferred Stocks, Corporate Bonds, Municipal Bonds, Exchange Traded Funds (ETFs), Exchange Traded Notes (ETNs), and Exchange Traded Closed-End Funds.

•	Currency, commodities, options, futures, warrants, convertible securities, and derivative investments.

•	Shares of a mutual fund for which Palisade or a Palisade affiliate acts as the investment adviser, sub-adviser, or principal underwriter.

TYPES OF SECURITIES NOT COVERED BY THE CODE OF ETHICS

•	U.S. government securities.

•	Commercial paper.

•	Bank certificates of deposit.

•	Banker’s acceptances.

•	Open-end registered investment companies (i.e. open-end mutual funds), unless Palisade or a Palisade affiliate acts as the investment adviser, sub-adviser, or principal underwriter to such fund.

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds (i.e. variable insurance products).

STANDARDS OF BUSINESS CONDUCT

COMPLIANCE WITH LAWS AND REGULATIONS

Access Persons must comply with applicable federal securities laws.

Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a.	To defraud such client in any manner;

b.	To mislead such client, including by making a statement that omits material facts;

c.	To engage in any act, practice, or course of conduct which operates or could operate as a fraud or deceit upon such client;

d.	To engage in any manipulative practice with respect to such client; or

e.	To engage in any manipulative practice with respect to securities, including but not limited to, price manipulation.

CONFLICTS OF INTEREST

As a fiduciary, Palisade has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by seeking to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

a.	Access Persons are not permitted to show inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

b.	Access Persons are not permitted to use knowledge about pending or currently considered client securities transactions to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

PERSONAL TRADING

ACCESS PERSONS ARE REQUIRED TO PRE-CLEAR ALL TRADES OF COVERED SECURITIES (INCLUDING, BUT NOT LIMITED TO, THOSE COVERED SECURITIES HELD IN COVERED ACCOUNTS AND SECURITIES HELD IN CERTIFICATED FORM).

THERE IS NO DE MINIMIS EXCEPTION TO THIS RULE.

PRECLEARANCE REQUESTS MUST BE ENTERED USING THE COMPLIANCE 11 ONLINE SYSTEM. ANY PRECLEARANCE IS VALID ONLY FOR THE TRADING DAY ON WHICH IT IS AUTHORIZED (i.e. no after-hours trading or GTC (Good ‘Til Cancelled) orders).

The pre-clearance requirement shall not apply to the following transactions:

(A) Purchases or sales of Covered Securities over which the Access Person has no direct or indirect influence or control; provided, that this exclusion does not excuse an Access Person from having to pre-clear personal securities transactions of such Access Person’s “immediate family member”;

(B) Purchases or sales of Covered Securities which are non-volitional on the part of the Access Person, including sales from a margin account pursuant to a bona fide margin call;

(C) Purchases of Covered Securities which are part of an automatic dividend reinvestment plan; and

(D) Purchases of Covered Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

1.	Black-Out Period.

(a) Purchases. A Covered Security may not be purchased for three days after such security has been purchased for Palisade client accounts or, if a Firm client purchase program is in-process, for three days after such purchase program has been completed.

(b) Sales. Covered Securities owned in client accounts may not be sold in Access Persons’ accounts (including, but not limited to, Covered Accounts) until all client sales of such Covered Securities are completed.1 Notwithstanding the foregoing, Covered Securities may be sold for tax purposes on the second Monday of December each year (“Tax Sale Day”). If the second Monday of December is not a full trading day for the New York Stock Exchange, Tax Sale Day will be the next full trading day immediately following. All sales permitted for tax purposes are subject to all other restrictions and approval requirements contained in this Code of Ethics.

[1]	This restriction will not apply to unsupervised securities owned in Palisade client accounts.

Sales of Covered Securities that would otherwise be prohibited hereunder may nonetheless be permitted for emergency purposes (with the determination of such permitted emergency sales being made by Palisade’s Principals and Chief Compliance Officer on a case-by-case basis).

2.	No Front-Running. A Covered Security shall not be purchased or sold if such security is:

(a)	being considered by a Firm portfolio manager for purchase or sale for a client; or

(b)	in the process of being purchased or sold for a client.

To avoid any appearance of impropriety or an Access Person’s inadvertent purchase or sale of a Covered Security in his or her personal account while a Firm portfolio manager is considering the purchase or sale of such security for client accounts, all Palisade analysts who are considering the purchase or sale of a Covered Security within the market cap of the portfolios they service must receive email confirmation from their portfolio manager confirming that such Covered Security is not under consideration for client transactions. For example, an analyst on the Palisade small cap core equity team would need to obtain the approval (by email) of the small cap core equity portfolio manager prior to purchasing or selling a Covered Security within the approximate market cap of the Russell 2000® Index. Such authorization is in addition to the pre-clearance requirements (via Compliance 11) described in this Code of Ethics.

3.	Failure to Disclose Material Interest. No transaction can be recommended for any Palisade client account without first disclosing to the Firm client:

(a)	any material interest held by the recommending Access Person in the security or the issuer (with 5% or more ownership of a security or issuer deemed to be material); and/or

(b)	any contemplated transaction in such securities by such Access Person.

4.	No IPO Investments; “New Issue” Securities; Secondary Offerings. Access Persons shall not participate in the purchase of initial public offerings, “new issue” securities, or secondary offerings.

5.	Private Placements.

(a)	Prior Approval.

No investment in a Private Placement may be effected by an Access Person unless the investment is preapproved by Palisade’s Chief Compliance Officer or his designee(s). Requests for investments in a Private Placement must be completed using the Compliance 11 system.

The prior approval will take into account, among other factors:

(i)	whether the investment opportunity should be reserved for a Firm client; and

(ii)	whether the opportunity is being offered to the Access Person by virtue of his or her position with Palisade.

(b)	Standards for Approval.

The Access Person must demonstrate that:

(i)	the investment is not currently appropriate for any Palisade client;

(ii)	it is highly unlikely that the investment will be appropriate for any Firm client in the near future; and

(iii)	the investment is not being offered to the Access Person because of his or her position with Palisade.

(c)	Sale of a Private Placement.

The sale of a security acquired in a Private Placement must be pre-approved in the manner described above.

(d)	Documentation of Prior Approvals.

All prior approvals of transactions in Private Placements will be documented in writing using a “sign-off” form, along with the rationale supporting it. The Compliance Department will be responsible for archiving all completed sign-off forms.

6.	No Short-Term Trading Profits. No Access Person shall profit from short-term trading. Accordingly, Access Persons are prohibited from selling Covered Securities for a profit within sixty (60) calendar days after their purchase.

7.	No Investments in Derivatives. Access Persons are prohibited from trading derivative securities; provided, that Access Persons may trade covered calls on securities or security indices. Trading in derivatives is subject to the sixty (60) calendar day holding period specified above (as well as all other requirements set forth in this Code of Ethics).

8.	Investments in ETFs. Access Persons shall not trade in ETFs of the indices for which Palisade is long for clients.

GIFTS AND ENTERTAINMENT

Access Person as Gift Donor:

No Access Person shall, directly or indirectly, give or permit to be given, anything of value, including payments, gifts, or gratuities, in excess of one hundred dollars per individual per year, to anyone (other than a natural person (HNW) client) where such payment or gratuity is in relation to the business of the recipient or the recipient’s employer. Access Persons may give gifts to natural person (HNW) clients in excess of $100 per year after obtaining the approval of a Firm Principal.

Access Person as Gift Recipient:

(i)	Access Persons may accept gifts of a value of $ 100 or less (annually) from natural person (HNW) clients.

(ii)	No Access Person is permitted to accept any payment, gift, or gratuity from nonnatural person (HNW) clients where such payment, gift, or gratuity is in relation to Palisade’s business, with the exception of (A) promotional or memento items of a de minimis value bearing the name of the donor (e.g., tote bags, pens, “deal toys”, or tombstones), (ii) a fungible gift of a value less than $100 that may be shared in the office (e.g., fruit basket or box of candy), or (iii) business samples of a value less than $100.

Access Person as Entertainment Donor:

Palisade’s entertainment of employees, agents, or representatives of a Firm client or prospective Firm client must be attended by an Access Person. Entertainment of natural person (HNW) clients shall be reasonable, with exceptions subject to the approval of a Firm Principal. Entertainment of all other persons shall not be lavish or excessive.

Access Person as Entertainment Recipient:

Access Persons may attend a business entertainment function as a guest if it is also attended by a representative of the host/donor. Access Persons may not accept transportation or accommodation in conjunction with the entertainment event unless such transportation or accommodation is intrinsic to the business entertainment function, or necessary for access or security purposes. Entertainment received shall not be lavish or excessive.

General:

All gifts and entertainment (whether given or received) are subject to Palisade’s recordkeeping requirements, which require Access Persons to report any gift or entertainment transactions via the Compliance 11 system within three days of receiving or providing the gift or entertainment.

The value of all gifts and entertainment shall be computed using the amount which is the greater of (i) cost or (ii) market, exclusive of tax and/or delivery charges.

A member of the Compliance Department will also make a record of gifts which are returned due to non-compliance with Palisade’s policy.

The reports entered in Compliance 11 will be reviewed by the CCO or his designee.

Under no circumstances may Access Persons offer or receive anything of value, including, but not limited to, business entertainment, which is illegal under any applicable law or would expose Palisade, its clients, or the Access Person to any liability or to sanctions from any governmental authority or agency.

OUTSIDE BUSINESS ACTIVITIES

•	Palisade’s principal objective is to serve the interests of, and discharge its obligations to, its clients. Accordingly, no Firm employee shall be employed by, or accept compensation from, any other person as a result of any business activity, other than a passive investment, outside the scope of his or her relationship with Palisade unless prior written approval is obtained from Palisade’s Chief Compliance Officer (or his designee), or a Firm Principal.

•	Access Persons shall not serve as Directors of publicly traded companies without the prior written approval of Palisade’s Chief Compliance Officer (or his designee) or a Firm Principal, based upon a determination that such service would be consistent with client interests.

POLITICAL CONTRIBUTIONS

I.	Statement of Policy

To the extent Palisade provides or seeks to provide investment advisory services to a government entity,2 Palisade will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity are not made with the purpose of influencing the award of an advisory contract or the decision to invest in a covered investment pool managed by Palisade. All italicized terms used in these procedures are defined in Section III, “Definitions”.

Failure to comply with this policy could result in Palisade being precluded, for a period of two years, from conducting advisory business with or receiving compensation from certain clients and could materially and adversely affect the business or prospects of Palisade.

In this regard, the Palisade has adopted policies and procedures in order to comply with Rule 206(4)-5 under the Advisers Act (the “Rule”).3 The Rule, with certain exceptions, prohibits Palisade from:

(i) receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after Palisade or any of its covered associates makes a contribution to an official of such government entity;

(ii) coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which Palisade is providing or seeking to provide advisory services or (b) payments to a political party of a state or locality where Palisade is providing or seeking to provide advisory services to a government entity; and

(iii) making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of Palisade unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as Palisade.

The Rule applies only to the extent that the Palisade provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by Palisade.

[2]	Palisade will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity’s investment in a covered investment pool managed by Palisade.
[3]	Palisade may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the law of the state or city in which such program or plan is located. (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

II.	Procedures

These procedures seek to ensure that neither Palisade nor any of its covered associates makes or has made a contribution in violation of the restrictions on political contributions that Palisade has adopted herein on or after March 14, 2011. In addition, these procedures prohibit Palisade from paying or entering into an agreement to pay a third party on or after June 13, 2012 to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.

A.	Political Contributions

Although the Rule applies only to certain covered associates as defined in the Rule, it is Palisade’s policy that preclearance is required for all employees and partners even if not covered associates. In addition, although the Rule applies to contributions with respect to State or local officials, it is Palisade’s policy that pre-approval is required for all political contributions.

(i)	(a) Preclearance of Political Contributions: Palisade and each covered associate must obtain the prior written approval of the Chief Compliance Officer before making a contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office (a “Candidate”), on or after March 14, 2011.

(b) Certain De Minimis Contributions: As a matter of policy, the Chief Compliance Officer expects to approve a contribution by a covered associate per election of up to $350 in the case of a contribution to an official for whom such covered associate is entitled to vote and up to $150 in the case of a contribution to an official for whom such covered associate is not entitled to vote, provided that the Chief Compliance Officer concludes that such contribution is not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by Palisade is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by Palisade. Notwithstanding the foregoing, the Chief Compliance Officer will not approve any contribution that would result in serious adverse consequences to Palisade under the Rule.

(ii)	Preclearance of Coordination and Solicitation of Contributions and Payments: Palisade and each covered associate must obtain the prior written approval of the Chief Compliance Officer prior to coordinating or soliciting any person or political action committee on or after March 14, 2011 to make (a) a contribution to a Candidate, or (b) a payment to a political party of a state or locality. In this regard, Palisade and each covered associate must obtain the prior written approval of the Chief Compliance Officer prior to consenting to the use of its name on any fundraising literature for a Candidate or sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person.

(iii)	Preclearance of Contributions to Political Action Committees and State and Local Political Parties: Palisade and each covered associate must obtain the prior written approval of the Chief Compliance Officer prior to making any contribution to a political action committee or a state or local political party on or after March 14, 2011. The Chief Compliance Officer will inquire as to how the contribution will be used in order to determine whether the political action committee or political party is closely associated with an official of a government entity. In the event the Chief Compliance Officer determines that the political action committee or political party is closely associated with an official of a government entity, the Chief Compliance Officer will make a determination as to whether to permit Palisade or the covered associate to make a contribution to such political action committee or political party. As a matter of policy, the Chief Compliance Officer expects to approve a contribution by a covered associate to a political action committee or a state or local political party if the contribution is less than $350 or $150, as applicable (and as described above).

(iv)	Special Disclosure Prior to Hire: Prior to the hiring of a person that would result in such person serving as a covered associate of Palisade, such person will be required to disclose, as a condition of the hiring, all of the contributions and payments made by such person to Candidates, political action committees and state and local political parties within the preceding two years (if the person will solicit clients for Palisade ) or six months (if the person will not solicit clients for Palisade), but not prior to March 14, 2011. To the extent Palisade is aware that the person has made a contribution or payment in violation of these procedures, Palisade will make a determination as to whether to hire such person to serve as a covered associate.

(v)

Exception for Certain Returned Contributions: The prohibition of the Rule (on receiving compensation for providing advisory services to a government entity for two years after Palisade or a covered associate has made a contribution to an official of such government entity) will not apply in certain instances where the triggering contribution is returned. In the event the Chief Compliance Officer discovers that a Palisade or a covered associate has made a contribution in violation of these procedures, the Chief Compliance Officer will make a determination as to whether it will require the covered associate to seek to obtain a return of the contribution. In the event the Chief Compliance Officer determines that it is necessary to require the covered associate to seek to obtain a return of the contribution, it will, within four months after the date of the contribution and 60 days after discovering the contribution, take all available steps to cause the contributing covered associate to seek to obtain a return of such contribution and will take such other remedial or preventive measures that it determines are appropriate under the circumstances. Palisade’s reliance on this exception for returned contributions is limited to no more than two times per a 12-month period and no more than once for each covered associate, regardless of the time period.

(vi)	Indirect Violations: Neither Palisade nor any of its covered associates may do anything indirectly that would result in a violation of these procedures.

(vii)	Reporting of Political Contributions and Payments: In the event that Palisade or a covered associate makes a direct or indirect contribution or payment to a Candidate, a political action committee or a political party of a state or political subdivision thereof on or after March 14, 2011, the Chief Compliance Officer (on behalf of Palisade) or such covered associate, as applicable, must submit a written report to the Chief Compliance Officer as soon as possible, and in no event later than 30 days after the date such contribution or payment was made, disclosing the amount and date of such contribution or payment and the name and title of the recipient.

(viii)	Recordkeeping: The Chief Compliance Officer will compile and keep a list of (a) the names, titles and business and residence addresses of all covered associates of Palisade, (b) all government entities to which Palisade provides or has provided investment advisory services, or which are or were investors in any covered investment pool to which Palisade provides or has provided investment advisory services, as applicable, in the past five years (but not prior to September 13, 2010), and (c) all direct or indirect contributions made by Palisade or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or a political action committee on or after March 14, 2011. The records described in (c) above will be listed in chronological order and will indicate (1) the name and title of each contributor, (2) the name and title (including any city/county/state or other political subdivision) of each recipient of a contribution or payment, (3) the amounts and date of each contribution or payment, and (4) whether any such contribution was the subject of the exception for certain returned contributions.

B.	Payments to Third Parties to Solicit Advisory Business from Government Entities

(i)	Review and Approval of Third Party Solicitation Agreements: The Chief Compliance Officer will review and approve each third party solicitation agreement or arrangement prior to Palisade entering into such agreement or arrangement.

(ii)	Required Disclosure by Regulated Persons: Prior to Palisade providing or agreeing to provide payment to a third party on or after June 13, 2012 to solicit advisory business from a government entity on its behalf, the Chief Compliance Officer will require the third party to provide, as a condition to Palisade engaging such third party, a written representation regarding its status as a regulated person. In addition, the Chief Compliance Officer will take any additional measures it deems necessary to verify such third party’s status as a regulated person.

(iii)	Ongoing Review of Regulated Person Status: In the event Palisade provides or agrees to provide payment to a third party on or after June 13, 2012 to solicit advisory business from a government entity, Palisade will require such third party to provide the Palisade with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as Palisade deems satisfactory to verify such third party’s status as a regulated person as of such date.

(iv)	Recordkeeping: Palisade will keep a list of the name and business address of each regulated person to whom Palisade provides or agrees to provide, on or after June 13, 2012, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.

C.	Sub-Advisory Arrangements

(i)	Serving as Subadviser: In the event Palisade enters into an agreement or other arrangement with a third party whereby Palisade will serve as a subadviser to an account or a covered investment pool managed by such third party, the Chief Compliance Officer will obtain all necessary information from the third party in order to determine whether a government entity invests in such account or covered investment pool. In the event a government entity does invest in such account or covered investment pool, the Chief Compliance Officer will take appropriate measures with respect to such government entity in order to ensure compliance with these procedures. In addition, the Chief Compliance Officer will use reasonable efforts to require the third party to obtain the prior written approval of Palisade prior to admitting a government entity as an investor in a covered investment pool to which the Palisade is providing subadvisory services.

(ii)

Hiring of Subadviser: In the event Palisade hires a third party to serve as a subadviser to an account or a covered investment pool in which a government entity invests, the Chief Compliance Officer will require such third party to disclose whether it or any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule. In addition, the Chief Compliance Officer will require the third party to verify on an ongoing basis that neither the third party nor any of its covered associates has made a contribution or payment that would result in a serious adverse consequence to such third party under the Rule.

III.	Definitions

“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

“Covered associates” means (i) the Adviser’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) the Adviser’s employees who solicit a government entity for the Adviser and persons who supervise, directly or indirectly, such employees; and (iii) any political action committee controlled by the Adviser or by any person described in (i) or (ii) above. An “executive officer” of the Adviser means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of the Adviser who performs a policy-making function or any other person who performs similar policy-making functions for the Adviser.

“Covered Investment Pool” means (i) an investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under section 3(a) of the Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(l1) of that Act.

“Government entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of the Adviser by the government entity.

“Payments” means gifts, subscriptions, loans, advances or deposits of money or anything of value.

“Regulated person” means:

(i) an investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(l), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which the Adviser is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where the Adviser is providing or seeking to provide investment advisory services, or

(ii) a “broker”, as defined in section 3(a)(4) of the Securities Exchange Act of 1934, or a “dealer”, as defined in section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under section 15A of that Act (e.g., FfNRA), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such restrictions are consistent with the objectives of such Rule.

“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, the Adviser, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

REPORTING REQUIREMENTS

•	Palisade’s Compliance Department will provide each Access Person with a copy of this Code of Ethics and any amendments thereto on at least an annual basis. Access Persons shall provide a written acknowledgment of their receipt of such documentation through the Compliance 11 system.

•	All Access Persons must obtain written consent (addressed to the outside broker) to open any Covered Account. This consent will be given so long as duplicate copies of trade confirmations and statements will be sent by the outside broker directly to Compliance 11.

•	A completed Preclearance Authorization must be obtained from the Compliance 11 system prior to the execution of each trade in a Covered Security.

•	Quarterly reports or duplicate copies of all confirmations of all personal securities transactions and periodic statements must be forwarded by the outside broker directly to Compliance 11. Quarterly reports are not required if all required information is contained in duplicate statements forwarded directly to Compliance 11 or Palisade.

•	Access Persons must disclose all securities holdings upon hiring and annually thereafter.

•	Access Persons must promptly report all gift or entertainment transactions.

•	Access Persons must certify at least annually that they have read and understand the Code of Ethics and that they have complied with its terms during the prior year.

•	Access Persons must promptly report any violations of this Code of Ethics to Palisade’s Chief Compliance Officer, or to the Compliance Department, who will notify the CCO.

PLEASE NOTE:

The Code of Ethics Affirmation, Initial and Annual Holdings Reports, Quarterly Transaction Affirmations, Reports of Outside Business Activities, Gift and Entertainment disclosure and Pre-Clearance of Political Contributions are to be submitted on the Compliance 11 System.

REVIEW OF REPORTS

Palisade’s Chief Compliance Officer (or his designee), will review all reports.

SANCTIONS

Sanctions for noncompliance with this Code of Ethics may include, among other things, fine, censure, suspension, termination of employment, disgorgement of profits, and/or reversal of the personal securities transactions. The determination of sanctions will be made by Palisade’s Management Committee and Chief Compliance Officer.